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                                                                   Exhibit 23.2




                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of International Logistics Limited of our report dated October 3, 1997, relating to the financial statements of LEP International Worldwide Limited, which appears on page F-22 of such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."


/s/ PRICE WATERHOUSE


PRICE WATERHOUSE
London
England


December 17, 1997